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                                                                    EXHIBIT 4.2


                          SHAREHOLDER SUPPORT AGREEMENT

                               FIFTH THIRD BANCORP
                            38 Fountain Square Plaza
                             Cincinnati, Ohio 45263


                                                              February 27, 1999
Mrs. Joan M. Dzurilla
c/o Emerald Financial Corp.
14902 Pearl Road
Strongsville, Ohio  44136

Dear Mrs. Dzurilla:

           As you know, Fifth Third Bancorp, an Ohio corporation ("Fifth Third"), and Emerald Financial Corp., an Ohio corporation ("Emerald."), are concurrently entering into an Affiliation Agreement (the "Affiliation Agreement") pursuant to which Emerald, will merge (the "Merger") with and into Fifth Third with Fifth Third as the surviving corporation in the Merger.

           As a shareholder, you believe it is in the best interests of Emerald and all Emerald shareholders for the Merger to be consummated on the terms set forth in the Affiliation Agreement. As a condition and inducement to Fifth Third's willingness to enter in the Affiliation Agreement:

         1. You represent that you have sole voting and dispositive power over 2,477,340 shares of common stock, no par value per share, of Emerald. (the "Emerald Common Stock"), including 176,400 shares which are owned by the Joan M. Dzurilla Charitable Remainder Trust of which you are the Trustee.

         2. You agree that any additional shares of Emerald Common Stock acquired by you shall be subject to the provisions of this Agreement.

         3. At such time as Emerald conducts a meeting of or otherwise seeks a vote of its shareholders for the purpose of approving and adopting the Affiliation Agreement and the Merger (the "Emerald Meeting"), you agree to vote all Emerald Common Stock then held or controlled by you in favor of the Affiliation Agreement and the Merger.

         4. You will use all reasonable efforts to cooperate with Fifth Third in connection with the Merger, promptly take such actions as are necessary or appropriate to consummate the Merger, and provide any information reasonably requested by Fifth Third for any registration of the shares of Fifth Third issued in the Merger, any regulatory application or filing made or approval sought for the transactions contemplated by the Affiliation Agreement.





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         5. You hereby waive all rights available to you under the General
         Corporation Law as contained in the Ohio Revised Code to demand appraisal with respect to your Emerald Common Stock.

         6. From the date hereof until the Effective Time or earlier termination of this Agreement as provided in Paragraph 10 (the "Voting Term") you agree not to sell your Emerald Common Stock or otherwise transfer your voting rights with respect thereto (exclusive of your right to designate a proxy to vote your shares).

         7. You agree that during the Voting Term, you will not, and you will not permit affiliates (as that term is defined in Rule 405 of the Securities Act of 1933 (the "Securities Act")), to:

                  (i) acquire, offer to acquire or agree to acquire (directly or indirectly, beneficially or of record, by purchase or otherwise, alone or in concert with others) a majority of Emerald outstanding common stock;

                  (ii) undertake any merger, consolidation, asset acquisition or disposition or tender offer or other takeover action involving Emerald or any of its affiliates or any of its assets, except as expressly permitted by the Affiliation Agreement;

                  (iii) other than as a director of Emerald make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as a such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting or acquisition of any securities of Emerald;

                  (iv) other than as a director of Emerald, directly or indirectly, whether through any employees, agents, affiliates or otherwise, encourage, initiate, solicit or participate in, any inquiries or proposals or engage in any discussions or negotiations, concerning any of the foregoing; or

                  (v)      agree to do any of the foregoing.

         8. The voting obligations set forth in this Agreement only extend to the matters set forth herein and do not extend to the voting on other matters and questions on which you have the right to vote under the articles of incorporation of Emerald, its regulations, or the Ohio Revised Code.

         9. You are an "accredited investor" as such term is defined in Rule 501 under the Securities Act. You are purchasing the shares of Fifth Third Common Stock for investment for your own account and not with any present view toward resale or other distribution thereof. You have such knowledge and experience in factual and business matters that you are capable of evaluating the merits and risks of the investment in the shares of Fifth Third Common Stock and are able to bear the economic risk of investment in the shares of Fifth Third Common Stock. You acknowledge that Fifth Third has made available to you prior to the date hereof and prior to the purchase of any of the shares of Fifth Third Common Stock, the opportunity to ask questions of, and receive answers from, the representatives of Fifth Third concerning Fifth Third and the terms and conditions of the Merger.

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         10. This Agreement shall terminate upon the termination of the
         Affiliation Agreement in accordance with its terms.

         11. This Agreement shall not affect your obligations, to the extent you serve in such capacity, as a director of Emerald.

         12. This Agreement shall bind and benefit the successors, assigns, executors, trustees and heirs of the parties hereto. You agree that damages are inadequate for breach by you of any term of this Agreement and that Fifth Third shall be entitled to preliminary and permanent injunctive relief and specific performance to enforce this Agreement. This Agreement shall be governed by and construed under the laws of the State of Ohio (without giving effect to the choice of law provisions thereof). Any term hereof which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the remaining terms or their validity or enforceability in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same instrument.

        Please confirm that the foregoing correctly states the understanding between us by signing and returning to Fifth Third a counterpart hereof.

                                       Very truly yours,

                                       FIFTH THIRD BANCORP


                                       By: /s/ P. Michael Brumm
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  Accepted and agreed as of the date first above written:


  Joan M. Dzurilla

  /s/ Joan M. Dzurilla
  --------------------------------
  (signature)






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